Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

WildHorse Resource Development Corporation:

We consent to the use of our report dated March 12, 2018, with respect to the consolidated balance sheets of WildHorse Resource Development Corporation and subsidiaries as of December 31, 2017 and 2016, and the related consolidated and combined statements of operations, cash flows, and changes in equity for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated and combined financial statements”), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the joint proxy statement/prospectus.

/s/ KPMG LLP

Houston, Texas

December 4, 2018